Execution Copy
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                         RESTRICTED SECURITIES AGREEMENT

                                  by and among

                        CHANCERY LANE/GSC INVESTORS L.P.,

                   GREENWICH STREET CAPITAL PARTNERS II, L.P.,

                            GSCP OFFSHORE FUND, L.P.,

                              GREENWICH FUND, L.P.,

                     GREENWICH STREET EMPLOYEES FUND, L.P.,

                            TRV EXECUTIVE FUND, L.P.,

                             CHANCERY LANE MIC, L.P.

                                       and

                        THE OTHER INVESTORS NAMED HEREIN




                          Dated as of December 12, 2000



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

         RESTRICTED SECURITIES AGREEMENT dated as of December 12, 2000 (the "Agreement") by and among Chancery Lane/GSC Investors L.P., a Delaware limited partnership (the "Partnership"), Chancery Lane MIC, L.P., a Delaware limited partnership ("Chancery Lane"), Greenwich Street Capital Partners II, L.P., GSCP Offshore Fund, L.P., Greenwich Fund, L.P., Greenwich Street Employees Fund, L.P., TRV Executive Fund, L.P. (collectively, "GSC") and the other parties set forth on the signature pages below (the "Other Investors").

         WHEREAS, the parties hereto may from time to time become holders of Restricted Securities; and

         WHEREAS, the parties hereto believe it to be in their best interests that they enter into this Agreement providing for certain rights and restrictions with respect to the Restricted Securities.

         NOW THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

     SECTION 1.1  DEFINITIONS

         Capitalized terms used but not defined elsewhere in this Agreement have the following meanings:

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that no stockholder of Moore shall be deemed an Affiliate of any other stockholder solely by reason of any investment in Moore. For the purpose of this definition, the term "control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract (including arrangements pursuant to an investment management or investment advisory agreement) or otherwise.

         "Bona Fide Offer" means any offer to purchase any of the Restricted Securities by a Third Party in writing, setting forth a specific purchase price that such Third Party is offering to pay for such Restricted Securities; provided, however, that "open market sales" of Restricted Securities shall not be included within the term "Bona Fide Offer" and shall not be subject to the provisions of Article IV.

         "Business Day" means any calendar day which is not a Saturday, Sunday or public holiday under the laws of the State of New York.

         "Conversion Shares" means the shares of capital stock to be issued upon, and as a result of, the conversion of the Debentures; such term shall include all Conversion Shares owned or to which a Partner may be entitled pursuant to the Limited Partnership Agreement, whether as a holder of Class A Limited Partnership Interests or Class B Limited Partnership Interests (as each such capitalized term is defined in the Limited Partnership Agreement).

         "DB Capital" means DB Capital Investors, L.P., a Delaware limited partnership.

         "Debentures" means the debentures issued by Moore to the Partnership pursuant to the Debenture Purchase Agreement.

         "Debenture Purchase Agreement" means the Debenture Purchase Agreement between Moore and the Partnership dated as of December 12, 2000, as amended, supplemented or otherwise modified in writing from time to time.

         "Demand Filing" has the meaning assigned to such term in the Registration Rights Agreement.

         "General Partner" means CLGI, Inc., a Delaware corporation and the general partner of the Partnership.

         "Indebtedness" means (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing or capitalized leases, (iv) all obligations in respect of acceptances issued or created and (v) all (x) liabilities secured by any lien on any property or (y) guarantees in connection with indebtedness of the kind described in the preceding clauses (i) through (iv).

         "Marketable Securities" means shares of common stock listed for trading on the NYSE or quoted for trading through NASDAQ-National Market System and for which the average daily trading volume for the 10 consecutive trading days immediately preceding the date of determination was at least $5,000,000.

         "Moore" means Moore Corporation Limited, a corporation organized under the laws of Ontario, Canada.

         "Non-Primary Investor" means any Partnership Group Member that is not a Transferring Primary Investor (as defined in Section 4.2(a) below).

         "Partner" means any Person which is or at any time was a general partner or limited partner of the Partnership.

         "Partnership Agreement" means the Limited Partnership Agreement of the Partnership as in effect from time to time.

         "Partnership Group" means the Partners and Affiliates of such Partners collectively.

         "Partnership Group Member" means, any member of the Partnership Group and any Person defined as a Partnership Group Member in Section 5.3.

         "Permitted Transferee" means, with respect to any Partnership Group Member, (A) the Partnership, (B) any general or limited partner or member or shareholder of such Partnership Group Member and (C) any corporation, partnership or other entity that is, in the cases of clauses (B) and (C), an Affiliate of such Partnership Group Member; provided, however, that "Permitted Transferee" shall not include any portfolio companies of a Partnership Group Member. Notwithstanding the foregoing, in the case of any Partnership Group Member who is a natural Person, the term "Permitted Transferee" shall include
(i) such Person's spouse or children, (ii) upon such Person's death, a transferee or transferees by will or by operation of law to a beneficiary or beneficiaries selected by such natural Person and (iii) a transferee or transferees to facilitate the tax and estate planning of such natural Person, provided that the General Partner shall have consented to such transferee, such approval not to be unreasonably withheld or delayed.

         "Person" means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Piggyback Filing" has the meaning assigned to such term in the Registration Rights Agreement.

         "Primary Investor" means either Chancery Lane or GSC, as applicable.

         "Primary Investor Affiliate" means, with respect to any Primary Investor, (A) the Partnership, (B) any general or limited partner or member or shareholder of such Primary Investor and (C) any corporation, partnership or other entity that is an Affiliate of such Primary Investor; provided, however, that "Primary Investor Affiliate" shall not include any portfolio companies of a Primary Investor or its Affiliates.

         "Registration Rights Agreement" means the Registration Rights Agreement by and between Moore and the Partnership, dated as of December 12, 2000.

         "Restricted Securities" means Debentures and Conversion Shares owned from time to time by a Partnership Group Member.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Third Party" means, with respect to any Partnership Group Member, any Person other than (i) such Partnership Group Member's Permitted Transferees and
(ii) the Partnership.

                                   ARTICLE II

                  RESTRICTIONS ON TRANSFER; REGISTRATION RIGHTS

     SECTION 2.1  GENERAL

         Each Partnership Group Member shall not, directly or indirectly, sell, assign, transfer, grant a participation in, pledge or otherwise dispose of (each such action, a "Transfer") any Restricted Securities (or solicit any offers to buy or otherwise acquire, or take a pledge, of any Restricted Securities), except in compliance with the Securities Act and the terms and conditions of this Agreement, the Debenture Purchase Agreement and the Standstill Agreement, as applicable. Any attempt by any Partnership Group Member to Transfer any Restricted Securities not in compliance with this Agreement shall be null and void.

     SECTION 2.2  TRANSFER OF DEBENTURES AND CONVERSION SHARES BY THE
PARTNERSHIP

         The Partnership shall not Transfer or be required to Transfer any Debentures or Conversion Shares, except for Transfers which are made in accordance with both the Partnership Agreement and the provisions permitting Transfers by the Partnership as set forth in Section 8 of the Debenture Purchase Agreement.

     SECTION 2.3 TRANSFER OF DEBENTURES AND CONVERSION SHARES BY PARTNERSHIP GROUP MEMBERS

         (a) Each Partnership Group Member shall not Transfer any Debentures except for Transfers to other Partnership Group Members; provided, however, that such Partnership Group Members shall not be permitted to effect any Transfer of Debentures in violation of the restrictions applicable to such Transfers in
Section 8 of the Debenture Purchase Agreement.

         (b) The Conversion Shares shall be freely transferable in whole or in part at any time by Partnership Group Members (subject to Article IV only); provided, however, that such Partnership Group Members shall not be permitted to effect any Transfer of Conversion Shares in violation of the restrictions applicable to such Transfers in Section 8 of the Debenture Purchase Agreement or in the Standstill Agreement (to the extent applicable to such Partnership Group Member).

     SECTION 2.4  REGISTRATION RIGHTS

         Promptly after any written request is made by a Primary Investor to the Partnership for a Demand Filing or Piggyback Filing (each a "Filing") pursuant to the terms of the Registration Rights Agreement, the Partnership shall give written notice to the other Primary Investor and each of the other Partnership Group Members and shall provide the other Primary Investor and such other Partnership Group Members with the opportunity to include any Conversion Shares to which they are entitled in such Filing subject to the terms of the Registration Rights Agreement. Each Primary Investor shall be entitled to utilize one of the two Demand Filing rights provided to the Partnership by the Registration Rights Agreement. Each Primary Investor shall have the right to assign, in whole or in part, such Primary Investor's right referred to in the immediately preceding sentence to any transferee of Class A Limited Partnership Interests or Registrable Securities permitted by the Partnership Agreement or the Registration Rights Agreement, as the case may be. At any time that (i) a Primary Investor or its transferee under the Partnership Agreement or Registration Rights Agreement ceases to hold any Registrable Securities (as defined in the Registration Rights Agreement) and (ii) such Primary Investor (or such transferee) has not exercised its right to utilize one of the two Demand Filing rights granted to CLGI under the Registration Rights Agreement, then the holders of a majority-in-interest of the Class B Limited Partnership Interests shall have the right to exercise such Primary Investors'(or such transferee's) right to utilize one of two such Demand Filings by written notification to the Partnership and General Partner in accordance with the terms and conditions of the Registration Rights Agreement. Notwithstanding anything herein to the contrary, the right of Partnership Group Members to participate in any Filing with respect to Conversion Shares owned by them shall continue notwithstanding any termination of this Agreement for so long as the Registration Rights Agreement is in full force and effect.

                                  ARTICLE III

                             [INTENTIONALLY OMITTED]


                                   ARTICLE IV
                                TAG-ALONG RIGHTS

     SECTION 4.1  RIGHTS TO PARTICIPATE IN TRANSFER.

         (a) If Chancery Lane, GSC or DB Capital proposes to transfer (the proposing party, the "Transferring Partner") all or a portion of the Conversion Shares which it owns, or to which it is entitled, to a Third Party pursuant to a Bona Fide Offer (a "Tag-Along Sale"), the Transferring Partner shall provide: in the case of GSC, to Chancery Lane; in the case of Chancery Lane, to GSC and DB Capital; and in the case of DB Capital, to Chancery Lane, the opportunity to exercise the right under this Section 4.1 to "tag along"

(the "Tag-Along Right") with the Transferring Partner in the proposed transfer as follows (the party provided such Tag-Along Right as specified above, a "Tag-Along Person"):

         (b) In the event of a proposed Tag-Along Sale:

             (i) the Transferring Partner shall provide to its applicable Tag-Along Person written notice of the terms and conditions of such proposed Tag-Along Sale as further described in Section 4.1(c) ("Tag-Along Notice"), at least 10 days prior to the consummation of such proposed Tag-Along Sale, and shall offer such Tag-Along Person the opportunity to participate in such Tag-Along Sale on the terms and conditions set forth in this
                  Section 4.1; and

             (ii) the applicable Tag-Along Person shall be entitled to sell up to the Pro Rata Portion (as defined below) of the Conversion Shares which it owns, or to which it is entitled at the same price and on the same terms as the Conversion Shares proposed to be sold by the Transferring Partner in such Tag-Along Sale in accordance with the terms set forth in this Section 4.1.

The "Pro-Rata Portion" of the applicable Tag-Along Person's Conversion Shares shall mean a number of such Conversion Shares equal to the product of:

                  (A) a fraction, the numerator of which is the amount of Conversion Shares proposed to be Transferred by the Transferring Partner in such Tag-Along Sale and the denominator of which is the total number of Conversion Shares to which the Transferring Partner and any Person that Controls or is Controlled by such Transferring Partner immediately prior to Transferring such Conversion Shares is entitled or owns; and

                  (B) the total amount of Conversion Shares to which the applicable Tag-Along Person is entitled or owns at the time of the Tag-Along Sale;

         (c) The Tag-Along Notice shall identify the proposed transferee, the number of Conversion Shares proposed to be sold by the Transferring Partner in the Tag-Along Sale and the total number of Conversion Shares to which such Transferring Partner and its Affiliates is entitled or owns collectively, the price at which the Transfer of Conversion Shares is proposed to be made, and all other terms and conditions of the proposed Tag-Along Sale. From the date of the receipt of the Tag-Along Notice, the applicable Tag-Along Person shall have a Tag-Along Right, exercisable by written notice ("Tag-Along Response Notice") given to the Transferring Partner within 5 days from the date of receipt of the Tag-Along Notice (the "Tag-Along Response Notice Period"), to request that the Transferring Partner participating in such Tag-Along Sale include in the proposed Transfer the number of Conversion Shares to which the applicable Tag-Along Person is entitled or owns (up to its Pro Rata Portion) at the same price and on the same terms and conditions set forth in the Tag-Along Notice; provided, however, that if the aggregate number of Conversion Shares proposed to be sold by the Transferring Partner and all applicable Tag-Along Persons in such Tag-Along Sale exceeds the number of Conversion Shares which can be sold on the terms and conditions set forth in the Tag-Along Notice, then the number of Conversion Shares to be sold by the Transferring Partner and all Tag-Along Persons in such sale shall be reduced pro rata among them, based on the number requested to be sold in the Tag Along Response Notice, as necessary to complete the Tag Along Sale as set forth in the Tag Along Notice; and, provided further, that if following a Tag-Along Person's exercise of its Tag-Along Right the number of Conversion Shares to be sold by the Transferring Partner is less than the number of Conversion Shares to be sold by any Tag-Along Person, then the number of Conversion Shares to be sold by the Transferring Partner and each such Tag-Along Person shall be adjusted so that the amounts to be sold by each such Person are equal.

         (d) Delivery of a Tag-Along Response Notice by a Tag-Along Person to the Transferring Partner pursuant to Section 4.1(c) shall constitute an irrevocable election by each such Tag-Along Person to sell the number of Conversion Shares to which it is entitled or owns as is specified in such Tag-Along Response Notice in such Tag-Along Sale. If, within 90 days of the date on which Tag-Along Rights may have been waived or exercised, the Tag-Along Sale has not been consummated on substantially the same terms and conditions set forth in the Tag-Along Notice, all restrictions on Transfers of Conversion Shares contained in this Agreement or otherwise applicable at such time with respect to Conversion Shares to which the applicable Tag-Along Persons are entitled or own shall again be in effect.

         (e) If at the termination of the Tag-Along Response Notice Period any Tag-Along Person shall not have exercised its Tag-Along Right by providing the Transferring Person with a Tag-Along Response Notice, such Tag-Along Person shall be deemed to have waived its Tag-Along Right with respect to Transferring its Conversion Shares pursuant to such Tag-Along Sale.

         (f) If any Tag-Along Person declines to exercise its Tag-Along Right or elects to exercise its Tag-Along Right with respect to less than such Tag-Along Person's Pro-Rata Portion or Tag-Along Portion, as the case may be, of any Conversion Shares proposed to be Transferred by any Transferring Partner in a Tag-Along Sale as provided under this Section 4.1, then the Transferring Partner and the Tag-Along Person exercising its rights to sell its full Pro Rata Portion or Tag-Along Portion, as the case may be, of such Conversion Shares shall be entitled to Transfer, pursuant to the Tag-Along Sale, an additional amount of Conversion Shares to which it is entitled or owns equal to its pro rata share relative to each other, based on the aggregate number of Conversion Shares to which such Tag-Along Person is entitled or owns, of the number of Conversion Shares, with respect to which Tag-Along Rights were not exercised in full by the other Tag-Along Person.

         (g) The Transferring Partner may sell, on behalf of itself and any applicable Tag-Along Person who exercises its Tag-Along Right pursuant to this
Section 4.1, the Conversion Shares entitled to be Transferred in the Tag-Along Sale on the terms and conditions set forth in the Tag-Along Notice within 90 days of the date on which Tag-Along Rights shall have been waived or exercised. If, at the end of such 90 day period, the Transferring Partner has not completed the sale, such Transferring Partner shall no longer be permitted to sell without fully complying with the provisions of this Article IV.

         (h) Notwithstanding anything in this Article IV to the contrary, Chancery Lane shall only be required to provide DB Capital, and DB Capital shall only be required to provide Chancery Lane, with the opportunity to exercise Tag-Along Rights under this Article IV for privately negotiated sales of Conversion Shares that are not effected on a securities exchange, electronic trading floor or block trade and that are effected within six months after the date the Partnership distributes Conversion Shares to such of Chancery Lane or DB Capital as is the Transferring Party.

                                   ARTICLE V

                                  MISCELLANEOUS

     SECTION 5.1  ENTIRE AGREEMENT

         This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

     SECTION 5.2  BINDING EFFECT; BENEFIT

         This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 5.3  ASSIGNABILITY

         Except as otherwise provided herein, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Partnership or any Partnership Group Member; provided that any Person acquiring Restricted Securities who is required by the terms of this Agreement to become a party hereto shall execute and deliver to the Partnership an agreement to be bound by this Agreement and shall thenceforth be a "Partnership Group Member."

     SECTION 5.4  AMENDMENT; WAIVER; EFFECTIVENESS AND TERMINATION

         (a) No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by Chancery Lane and GSC and, only in the case of any amendment, including any amendment to the Debenture Purchase Agreement, that materially and adversely affects the rights or obligations of any other parties hereto, by such other parties.

         (b) This Agreement shall be effective as of the date hereof and shall terminate on the earlier to occur of (i) the tenth anniversary of the date hereof, (ii) the termination of this Agreement by Chancery and GSC in writing (provided that such termination shall not materially and adversely affect the rights of any Partner without such Partner's consent), or (iii) the termination of the transfer restrictions relating to the Restricted Securities pursuant to the Debenture Purchase Agreement. Sections 2.4, 4.1(h) and Article V shall survive any termination of this Agreement. Solely with respect to the rights between the Primary Investors, Section 4.1 shall survive any termination of this Agreement until such time as either Primary Investor owns less than U.S. $2 million in value of Conversion Shares (on an as-converted basis) based on the then current closing market price of such securities. As between DB Capital and Chancery Lane, Section 4.1 shall survive until the expiration of the six month period specified in Section 4.1(h).

     SECTION 5.5  NOTICES

         All notices and other communications given or made pursuant hereto or pursuant to any other agreement among the parties, unless otherwise specified, shall be in writing and shall be deemed to have been duly given and received when sent by fax or delivered personally or on the third Business Day after being sent by registered or certified U.S. mail (postage prepaid, return receipt requested) to the parties at the fax number or address set forth below or at such other addresses as shall be furnished by the parties by like notice:

             (i)    if to the Partnership, to:

                     Chancery Lane/GSC Investors L.P. c/o CLGI, Inc. 3 East 54th Street, 17th Floor
                     New York, New York 10022
                     Attention:  Chief Executive
                     Fax: (212) 521-1640

             (ii)   if to Chancery Lane, to

                    Chancery Lane MIC, L.P.
                    3 East 54th Street, 17th Floor
                    New York, New York 10022
                    Attention: General Counsel
                    Fax: (212) 521-1640


             (iii)  if to GSC, to:

                    Greenwich Street Capital Partners II, L.P.
                    GSCP Offshore Fund, L.P.
                    Greenwich Fund, L.P.
                    Greenwich Street Employees Fund, L.P.
                    TRV Executive Fund, L.P.
                    c/o Greenwich Street Investments II, L.L.C.
                    12 East 49th Street
                    Suite 3200
                    New York, NY 10017
                    Attention: Matthew Kaufman
                    Fax: (212) 884-6184


             (iv) if to the Other Investors, to the address and fax numbers provided on the signature page hereto or otherwise provided in writing by such investors to the Partnership from time to time.

         Any Person who becomes a Partnership Group Member shall provide its address and fax number to the Partnership.

     SECTION 5.6  HEADINGS

         The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

     SECTION 5.7  COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     SECTION 5.8  APPLICABLE LAW

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.

     SECTION 5.9  SPECIFIC PERFORMANCE

         Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies which may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

     SECTION 5.10  CONSENT TO JURISDICTION; EXPENSES

         (a) Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any Federal Court sitting in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party by any method provided in Section 5.5 shall be deemed effective service of process on such party and consents to the personal jurisdiction of any Federal Court sitting in the State of Delaware, or any Delaware state court.

         (b) In any dispute arising under this Agreement among or between any of the parties hereto, the costs and expenses (including, without limitation, the reasonable fees and expenses of counsel) incurred by the prevailing party shall be paid by the party that does not prevail.

     SECTION 5.11  SEVERABILITY

         If one or more provisions of this Agreement are held to be unenforceable to any extent under applicable law, such provision shall be interpreted as if it were written so as to be enforceable to the maximum possible extent so as to effectuate the parties intent to the maximum possible extent, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms to the maximum extent permitted by law.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.


CLGI, INC.                                       CHANCERY LANE MIC, L.P.
                                                 By: CLGI, Inc., General Partner

By:__________________________                    By:__________________________
Name: Mark Angelson                              Name: Mark Angelson
Title: Deputy Chairman                           Title: Deputy Chairman






                    GREENWICH STREET CAPITAL PARTNERS II, L.P.
                    GSCP OFFSHORE FUND, L.P.
                    GREENWICH FUND, L.P.
                    GREENWICH STREET EMPLOYEES FUND, L.P.
                    TRV EXECUTIVE FUND, L.P.
                    By: Greenwich Street Investments II, L.L.C.,
                    General Partner


                    By:__________________________
                    Name:
                    Title:

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.




                              DB CAPITAL INVESTORS, L.P.
                              By: DB Capital Partners, L.P., its General Partner
                              By: DB Capital Partners, Inc., its General Partner


                              By:_________________________________
                                Name:     William J. Lovejoy
                                Title:    Director
                                Address:  130 Liberty Street, 25th Floor
                                          New York, NY 10006
                                Fax:      (212) 250-7651
                                Email:    william.j.lovejoy@db.com

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.




                                    BTIP/BERENSON MINELLA

                                    By:_____________________________________
                                    Name: Gregg Feinstein
                                    Title: Partner / Berenson Minella & Co.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.


                                              ROBERT G. BURTON

                                              --------------------
                                              Address: 170 Clapboard Ridge Rd.
                                                       Greenwich, CT 06831
                                              Phone: (203) 869-1315
                                              Facsimile: (203) 869-1319
                                              Email: rburtonjr@msn.com

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.


                                              JAMES E. LILLIE

                                              --------------------
                                              Address: 49 Powederhorn Hill Road
                                                       Wilton, CT 06897
                                              Phone: (203) 761-9953
                                              Facsimile: (203) 761-9938
                                              Email: powderhornhill@aol.com

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.


                                                     ROBERT E. LEWIS

                                                     --------------------
                                                     Address: 55 Tanners Drive
                                                              Wilton, CT 06897
                                                     Phone: (203) 762-2235
                                                     Facsimile: (203) 834-1332
                                                     Email: RBL18@aol.com

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.


                                                THOMAS QUINLAN III

                                                --------------------
                                                Address: 564 Bement Avenue
                                                         Staten Island, NY 10310
                                                Phone: (718) 273-0643
                                                Facsimile: (718) 442-6223
                                                Email: DQ0976@aol.com

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.


                                                 MARK HILTWEIN

                                                 --------------------
                                                 Address: 515 Bradford Avenue
                                                          Westfield, NJ 07090
                                                 Phone: (908) 232-3801
                                                 Facsimile: (908) 232-3482
                                                 Email: Mhiltwein@aol.com

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.


                                                ROBERT BURTON JR.

                                                --------------------
                                                Address: 170 Clapboard Ridge Rd.
                                                         Greenwich, CT 06831
                                                Phone: (203) 869-1315
                                                Facsimile: (203) 869-1319
                                                Email: rburtonjr@msn.com

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.


                                                MICHAEL BURTON

                                                --------------------
                                                Address: 170 Clapboard Ridge Rd.
                                                         Greenwich, CT 06831
                                                Phone: (203) 869-1315
                                                Facsimile: (203) 869-1319
                                                Email: rburtonjr@msn.com

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.


                                                 ROGER ALTMAN

                                                 --------------------
                                                 Address: 65 East 55th Street
                                                          33rd Floor
                                                          New York, NY 10022
                                                 Phone: (212) 857-3110
                                                 Facsimile: (212) 857-3112
                                                 Email: altman@evercore.com

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.


                                                AUSTIN BEUTNER

                                                --------------------
                                                Address: 65 East 55th Street
                                                         33rd Floor
                                                         New York, NY 10022
                                                Phone: (212) 857-3120
                                                Facsimile: (212) 857-3172
                                                Email: beutner@evercore.com

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.



                                          MARK ALAN ANGELSON 1997 TRUST

                                          --------------------
                                          Address: 876 Park Avenue
                                                   New York, NY 10021
                                          Phone: (212) 857-3120
                                          Facsimile: (212) 857-3172
                                          Email: Mangelson@
                                                      Chancerylanecapital.com